Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Michael L. Schmickle	Investor Relations:
EVP & Chief Financial Officer	investorrelations@workflowmanagement.com
Workflow Management, Inc.	(561) 659-6551 ext. 461
(561) 659-6551 ext. 302

WORKFLOW MANAGEMENT ANNOUNCES

EXPLORATION OF REFINANCING AND OTHER

STRATEGIC ALTERNATIVES

•	Board of Directors instructs Financial Advisors to explore various strategic and financing alternatives

•	Delays release of fiscal 2003 earnings and conference call

•	Announces change in Board of Directors

Palm Beach, FL—(BUSINESS WIRE)—June 25, 2003—Workflow Management, Inc. (NASDAQ: WORK) today announced the following:

Exploration of Refinancing and other Strategic Alternatives

In response to the provisions of Workflow’s credit facility that require the repayment of at least $50 million of bank debt by December 31, 2003, the Company has been contacted by a number of third parties who have expressed a desire to explore transactions ranging from a refinancing of the Company’s credit facility to investments in Workflow to an acquisition of the Company or a going private transaction at a premium to the current stock price. In light of these inquiries, and after giving consideration to the $50 million year-end financing requirement and the Company’s current business plan and prospects, the Board and the financial advisor to the Company and the Board’s Special Committee, Jefferies & Company, Inc., will explore a number of potential strategic alternatives to improve the Company’s capital structure, including a potential refinancing of the Company’s bank debt or a recapitalization or sale of the entire Company. The Special Committee has directed Jefferies & Company to vigorously explore available alternatives and to actively engage in discussions with interested third parties. However, the Company is not a party to any written agreements with any third parties regarding these potential transactions nor is the Company negotiating any specific transaction terms with any particular third party at this time. There can be no assurance that any transaction will occur, and, if any transaction occurs, what the structure or terms of such transaction would be. Unless otherwise required by applicable securities laws, the Company does not expect to make any further public announcements regarding any potential transactions.

Gary W. Ampulski, Chief Executive Officer, commented “We are actively working with our financial advisors to strengthen and stabilize our capital structure. Our lenders are fully supportive of the decision of our Board of Directors to pursue various refinancing and other strategic alternatives. I am confident that our lenders will cooperate with us during this process so that we will have the flexibility to achieve a solution that benefits all of the Company’s stakeholders.”

Delay in Earnings Release and Conference Call

Workflow also announced today that it is delaying its year-end and fourth quarter earnings release and conference call for the fiscal period ended April 30, 2003. The delay is due to the additional time required for the Company’s auditors to complete the fiscal year-end audit process. The Company anticipates releasing earnings and conducting a conference call as soon as the audit process is complete. The Company expects to release audited financial statements and to file its Form 10-K with the SEC by the July 29, 2003 due date.

As previously discussed, the Company is required to refinance $50 million of the outstanding indebtedness under its credit facility by December 31, 2003. The Company does not anticipate obtaining a firm commitment from a third party to refinance or otherwise repay this debt by the date the Company files its fiscal 2003 audited financial statements with the SEC nor does it anticipate generating sufficient operating cash flows to repay this obligation by its due date. As a result, the Company’s independent auditors have informed the Company that, as required by generally accepted auditing standards, the audit opinion for the Company’s fiscal 2003 financial statements will include an explanatory paragraph describing the uncertainty about the Company’s ability to continue as a going concern.

“Notwithstanding a sluggish economy, weakness in the printing industry, uncertainty surrounding the Company’s capital structure and changes in executive management, we are pleased with the operating performance of the Company for fiscal 2003, which has met or exceeded published analyst expectations,” commented Michael L. Schmickle, Chief Financial Officer, “although the Company has incurred significant charges surrounding the restructuring of its operations and a goodwill impairment.” Mr. Schmickle continued, “This is a testament to our operating strategy, the quality of our products and services and the capability of our managers and operators throughout all of Workflow. We believe our operating strategy is sound, and our core business remains strong.”

Change in Board of Directors

Workflow also announced that Thomas B. D’Agostino, Jr. has resigned from the Board of Directors. The current Board of Directors is comprised of Thomas B. D’Agostino, Sr. (Chairman), Gary W. Ampulski, Thomas A. Brown, Sr., Gerald F. Mahoney, James J. Maiwurm, Roger J. Pearson, Peter S. Redding and F. Craig Wilson.

About Workflow Management, Inc.

Workflow Management, Inc. is a leading provider of end-to-end print outsourcing solutions. Workflow services, from production of logo-imprinted promotional items to multi-color annual reports, have a reputation for reliability and innovation. Workflow’s complete set of solutions includes document design and production consulting; full-service print manufacturing; warehousing and fulfillment; and iGetSmart™—one the industry’s most comprehensive e-procurement, management and logistics system. Through custom combinations of these services, the Company delivers substantial savings to its customers—eliminating much of the hidden cost in the print supply chain. By outsourcing print-related business processes to Workflow, customers streamline their operations and focus on their core business objectives. For more information, go to our website at www.workflowmanagement.com.

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include: economic downturns; changes in customer purchasing patterns; risks associated with our debt service and our ability to comply with the terms and covenants of our credit agreement with our lenders; risks associated with refinancing our existing debt obligations; risks associated with pursuing and consummating refinancing and other strategic alternatives; risks associated with future growth; risks associated with acquisitions; change in customer preferences and trends away from print; risks associated with foreign and international business; disruptions in product supplies; decreased availability and increased cost of paper; competition in our markets; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of the Company’s common stock; and volatility of the Company’s common stock. The information included in this press release is operative as of this date only. Workflow Management, Inc. does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Workflow Management, Inc. will refrain from updating projections made in this press release unless it does so through means that are designed to provide broad distribution of the information to the public.